Exhibit 99.1

Press Release

GYRODYNE ANNOUNCES COMPLETION OF SALE

OF FAIRFAX MEDICAL CENTER

ST. JAMES, NY – May 6, 2016 – Gyrodyne, LLC (NASDAQ: GYRO), an owner and manager of a diversified portfolio of real estate properties (“Gyrodyne”), today announced that it completed the sale of its Fairfax Medical Center in Fairfax, Virginia for a gross sale price of $14.015 million (the “Purchase Price”), or approximately $243.23 per square foot, to JAG Associates, L.L.C., a Virginia limited liability company. Fairfax Medical Center consists of two office buildings situated on 3.5 acres with 57,621 square feet of rentable space.

Gyrodyne’s predecessor Gyrodyne Company of America, Inc. (the “Corporation”) acquired Fairfax Medical Center on March 31, 2009 for a purchase price of $12.891 million (or $224 per square foot), of which $4.891 million was paid in cash and $8 million was financed. The acquisition of this property qualified for the deferral treatment under Section 1033 of the Internal Revenue Code and completed the tax-efficient reinvestment of the $26.3 million advance payment received in connection with the condemnation of 245 acres of Gyrodyne’s Flowerfield property. The balance of the mortgage loan was prepaid in full in December 2012 and assumed by a subsidiary of the Corporation which was settled in full as part of the August 31, 2015 merger of the Corporation and Gyrodyne Special Distribution, LLC into Gyrodyne.

Frederick C. Braun III, Chief Executive Officer of Gyrodyne, stated: “We’re pleased to announce this very successful conclusion to our efforts to sell our Fairfax property. This is but one further step in implementing our strategic plan of an orderly liquidation over a reasonable period of time. We will now continue that process. Our Board of Directors will also consider an appropriate special dividend to our shareholders, which we hope to announce at our annual shareholders meeting on June 3, if not sooner.”

Gyrodyne had previously announced the completion of the sale of two buildings in its Port Jefferson Professional Park, and the execution of purchase and sale agreements to sell a third and fourth building in the Park.

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Gyrodyne, LLC owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne, LLC also owns medical office buildings in Port Jefferson Station, New York and Cortlandt Manor, New York. Gyrodyne, LLC (through a wholly-owned subsidiary) is also a limited partner in Callery Judge Grove, L.P., the only asset of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. Gyrodyne, LLC's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne, LLC may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the plan of liquidation, the risk that the proceeds from the sale of Gyrodyne, LLC's assets may be substantially below Gyrodyne, LLC's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy Gyrodyne, LLC's obligations to its current and future creditors, and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne, LLC's undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne, LLC's SEC reports.